Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 26, 2017

BY AND AMONG

ENBRIDGE ENERGY COMPANY, INC.,

ENBRIDGE HOLDINGS (LEATHER) L.L.C.,

MIDCOAST ENERGY PARTNERS, L.P.

AND

MIDCOAST HOLDINGS, L.L.C.

i

ii

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2017 (this “Agreement”), is by and among Enbridge Energy Company, Inc., a Delaware corporation (“Parent”), Enbridge Holdings (Leather) L.L.C., a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub”), Midcoast Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Midcoast Holdings, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement, including the Merger, by the Limited Partners;

WHEREAS, the GP Board (acting based in part upon the recommendation of the GP Conflicts Committee) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Limited Partners, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent, and (iv) recommended approval of this Agreement, including the Merger, by the Limited Partners;

WHEREAS, the Special Committee of the Board of Directors of the EEP GP Delegate (the “EEP GP Delegate Conflicts Committee”) has (i) determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, including its review of the terms of the Merger and the transactions contemplated thereby, including the Merger Agreement and the Support Agreement (in substantially the forms previously provided to the Committee), the advice of its legal and financial advisers and the fairness opinion dated January 26, 2017, of Simmons & Company International received by the Committee, that the Merger and the transactions contemplated thereby is fair and reasonable to, and in the best interests of, Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), including the EEP Unaffiliated Unitholders, (ii) recommended that the Board of Directors of the EEP GP Delegate (the “EEP GP Delegate Board”) cause EEP to (A) exercise EEP’s power, as the sole member of MEP GP, to approve the Merger and the transactions contemplated thereby, including the adoption and approval of the Merger Agreement and the Support Agreement, (ii) vote or deliver a written consent in respect of EEP’s limited partner interests in MEP in favor of the Merger and the transactions contemplated thereby and (iii) enter into the Support Agreement;

WHEREAS, the EEP GP Delegate Board (acting in part based upon the recommendation of the EEP GP Delegate Conflicts Committee) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of EEP, including its partners, (ii) authorized and approved the voting or consent by EEP, (A) as the sole member of Partnership GP and (B) of the Units held by EEP, in favor of the Merger and the adoption and approval of this Agreement, and (iii) authorized and approved the EEP Support Agreement;

WHEREAS, EEP, as the sole member of the Partnership GP, has approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent and EEP, and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interests of Merger Sub, and declared it advisable to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Article I.

Defined Terms; Construction

Section 1.1          Definitions.

(a)          As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any inquiry, proposal or offer from or by any Person other than Parent, Merger Sub or their Affiliates relating to: (a) any direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding equity securities of the Partnership; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries, other than the Merger.

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“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of its Subsidiaries, and (b) EEP shall be deemed to be an Affiliate of Parent and its Subsidiaries and shall not be considered an Affiliate of the Partnership, the Partnership GP or any of their Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston or New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Class A Common Unit” has the meaning set forth in the Partnership Agreement.

“Class B Common Unit” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.3, as determined by the Partnership in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information pertaining to the Partnership and/or Parent be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Parent is a third-party beneficiary with respect to any breach thereof relating to information relating to Parent.

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“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“EEP” has the meaning set forth in the Recitals.

“EEP GP Delegate” means Enbridge Energy Management, L.L.C., as delegate of Parent, the general partner of EEP.

“EEP GP Delegate Board” has the meaning set forth in the Recitals.

“EEP GP Delegate Conflicts Committee” has the meaning set forth in the Recitals.

“EEP Support Agreement” means the Support Agreement of EEP, in the form attached hereto as Exhibit A.

“EEP Unaffiliated Unitholders” means the holders of units of limited partner interest in EEP other than Parent, Enbridge Energy Management, L.L.C. and their respective Affiliates.

“Effective Time” has the meaning set forth in Section 2.3.

“Enbridge” means Enbridge Inc., a Canadian corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Fourth Quarter Distribution” has the meaning set forth in Section 6.17.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Knowledge” means, with respect to Parent, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Letter, or, with respect to the Partnership, the actual knowledge of the Persons listed in Section 1.1 of the Partnership Disclosure Letter, in each case after reasonable investigation.

“Laws” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, with respect to either Parent or the Partnership, any change, effect, event or occurrence that, individually or in the aggregate, (x) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of the Parent and its Subsidiaries taken as a whole, or the Partnership and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of Parent or the Partnership, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the gathering, processing treating, transportation and marketing of natural gas, natural gas liquids, crude oil and condensate industry generally (including the price of natural gas, natural gas liquids, crude oil and condensate and the costs associated with the gathering, processing treating, transportation and marketing thereof), in any region in which Parent or the Partnership, respectively, operates, (b) any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States of America or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Parent or the Partnership, respectively, to meet any internal or external projections, forecasts or estimates of revenue, cash flows or earnings for any period (but not the underlying causes of any such failure), (f) changes in the market price or trading volume of Class A Common Units (but not any effect underlying any decrease that would otherwise constitute a Material Adverse Effect), or (g) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any party with the provisions of this Agreement; provided, that, in the case of clause (a), (b) or (c), the impact on Parent or the Partnership, respectively, is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

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“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“New Class A Common Units” has the meaning set forth in Section 3.1(b).

“Notice of Proposed Adverse Recommendation Change” has the meaning set forth in Section 6.3(c)(i).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the letter delivered by Parent setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

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“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 13, 2013, as amended, modified or supplemented from time to time.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Letter” has the meaning set forth in Section 4.7.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.5.

“Partnership Financial Advisor” has the meaning set forth in Section 4.5.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of November 6, 2013, as amended, modified or supplemented from time to time.

“Partnership Group” has the meaning set forth in the Partnership Agreement.

“Partnership Incentive Plan Adjustment” has the meaning set forth in Section 3.3(a).

“Partnership Information Statement” means the information statement to be filed by the Partnership in connection with the Merger.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Partnership Long-Term Incentive Plan, dated October 10, 2013, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(b).

“Partnership Notice Period” has the meaning set forth in Section 6.3(c)(i).

“Partnership SEC Documents” means the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2012 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all required exhibits and schedules thereto and documents incorporated by reference therein.

“Partnership Unaffiliated Unitholders” means holders of Units other than Parent, EEP, Partnership GP and their respective Affiliates.

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“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” means all franchises, licenses, certificates, determinations, permits, and other authorizations, approvals, waivers, registrations, consents, orders and approvals from any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Representatives” has the meaning set forth in Section 6.3(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” means a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated hereby, as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subordinated Unit” has the meaning set forth in the Partnership Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent or EEP.

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“Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that reference to 15% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party after the date of this Agreement and not in breach of Section 6.3 and on terms that the GP Board determines, in its good faith judgment and after consulting with its or the Partnership’s financial advisors and outside legal counsel and the GP Conflicts Committee, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the Partnership Unaffiliated Unitholders, from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Parent to amend the terms of this Agreement made in accordance with Section 6.3(c)) and (ii) is reasonably likely to be consummated and, if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the GP Board after consulting with the GP Conflicts Committee.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law, and any similar provision incorporated into an Organizational Document.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit” has the meaning set forth in the Partnership Agreement.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

Section 1.2           Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)          the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

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(b)          examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)          the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)          all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)          the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)           a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)          all references to prices, values or monetary amounts refer to United States dollars;

(h)          wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)           this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j)           each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(k)          the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)           any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;

(m)          the Parent Disclosure Letter and the Partnership Disclosure Letter are incorporated herein by reference and will be considered part of this Agreement;

(n)          unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)          all references to days mean calendar days unless otherwise provided; and

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(p)          all references to time mean Houston, Texas time.

Article II.

The Merger

Section 2.1           The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2           Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3           Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership will cause a certificate of merger substantially in the form attached hereto as Exhibit B, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4           Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5           Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

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Section 2.6           Admission as Partner. At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, Parent is hereby admitted as a limited partner of the Partnership and shall be registered as such on the books of the Partnership, (b) by virtue of the Merger, Parent and EEP will hold all limited partner interests in the Partnership, (c) Partnership GP shall continue as the sole general partner of the Partnership and (d) the Partnership shall continue without dissolution.

Article III.

Merger Consideration; Exchange Procedures

Section 3.1           Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership securities:

(a)          Conversion of Class A Common Units. Subject to Sections 3.1(d) and (f) and Section 3.4, each Class A Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $8.00 per Class A Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Class A Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Class A Common Units (“Certificated Units”) or non-certificated Class A Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c), without interest.

(b)          Issuance of Class A Common Units to Parent. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the number of Class A Common Units of the Surviving Entity equal to the number of Class A Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) (the “New Class A Common Units”).

(c)          Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time whose Class A Common Units are converted into the right to receive the Merger Consideration pursuant to this Section 3.1 shall cease to be limited partners of the Partnership pursuant to this Agreement and that, immediately following the Effective Time, Parent and EEP are the only limited partners of the Partnership.

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(d)          Treatment of Partnership Owned Units and Parent Owned Partnership Interests. Any Partnership Interests (other than the General Partner Interest, the Units owned by EEP and the Incentive Distribution Rights) that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership, and any Partnership Interests (other than the General Partner Interest, the Units owned by EEP and the Incentive Distribution Rights) owned immediately prior to the Effective Time by Parent or any Affiliate of Parent will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(e)          General Partner Interest Unaffected. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding.

(f)          Treatment of Incentive Distribution Rights and EEP Owned Units.

(i)          The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by the Partnership GP, shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(ii)         The Units issued and outstanding and owned by EEP as of immediately prior to the Effective Time shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(g)          Distributions. To the extent applicable, holders of Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that has been declared by the Partnership GP with respect to such Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders (or former holders) of Units, as applicable. To the extent applicable, holders of Units prior to the Effective Time (other than EEP) shall have no rights to any distribution with respect to such Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP with respect to such Units prior to the Effective Time and which remains unpaid as of the Effective Time.

Section 3.2           Surrender of Class A Common Units.

(a)          Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Class A Common Units as of the Effective Time whose Class A Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit (or an affidavit of loss in lieu thereof pursuant to Section 3.2(g)) to the Paying Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

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(b)          Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Class A Common Units as of the Effective Time whose Class A Common Units were converted into the right to receive the Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c)          Exchange. Each holder of Class A Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)          Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)          No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Class A Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Class A Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Class A Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

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(f)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Class A Common Units converted into the right to receive the Merger Consideration one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Class A Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Class A Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Class A Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)          Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Class A Common Units represented by such Certificated Unit as contemplated by this Article III.

(h)          Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and the Treasury regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i)          Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Certificated Units or Book-Entry Units representing Class A Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

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Section 3.3           Treatment of Partnership Incentive Awards; Termination of Partnership Equity Plan.

(a)          Prior to the Effective Time, Parent and the Partnership GP will determine the terms and conditions of any adjustment(s), settlement(s) or substitution(s) to be made to or with respect to outstanding awards under the Partnership Long-Term Incentive Plan in connection with the Merger (each a “Partnership Incentive Plan Adjustment”), which Partnership Incentive Plan Adjustments, if any shall comply with Section 7(c) of the Partnership Long-Term Incentive Plan (or any other relevant provision of the Partnership Long-Term Incentive Plan or any award agreement thereunder) and shall become effective as of the Effective Time. Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions as may be necessary or appropriate to implement the Partnership Incentive Plan Adjustments, if any, as determined by Parent and the Partnership GP.

(b)          As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on August 15, 2014, deregistering all Class A Common Units thereunder.

Section 3.4           Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Class A Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Class A Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5           No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Article IV.

Representations and Warranties of the Partnership and the Partnership GP

The Partnership and the Partnership GP represent and warrant, jointly and severally, to Parent as follows:

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Section 4.1           Authority.

(a)          Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized by the GP Board and approved by each of the sole member of the Partnership GP, the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)          The execution, delivery and performance by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger (upon obtaining the Partnership Unitholder Approval) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of the Partnership or the Partnership GP or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.3, any Law applicable to the Partnership or the Partnership GP or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of the Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement or have a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(c)          The GP Conflicts Committee, at a meeting duly called and held, has (i) unanimously determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee described in clauses (i) and (ii) above constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.

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(d)          The GP Board (acting based in part upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership Group and the Limited Partners, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the New Class A Common Units, (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent and (iv) recommended approval of this Agreement, including the Merger, by the Limited Partners.

Section 4.2           Capitalization.

(a)          The authorized equity interests of the Partnership consist of Class A Common Units, Class B Common Units, Subordinated Units, General Partner Units and the Incentive Distribution Rights. At the close of business on January 26, 2017, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 22,610,056 Class A Common Units, (ii) zero Class B Common Units, (iii) 22,610,056 Subordinated Units, (iv) the Incentive Distribution Rights, and (v) 922,859.428571 General Partner Units. At the close of business on January 26, 2017, there were 1,018,741 performance stock units relating to Class A Common Units outstanding under the Partnership Long-Term Incentive Plan, which could be earned in cash at a “performance multiplier” of up to 200%. Except as set forth in Section 4.2(a) of the Partnership Disclosure Letter, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any other Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character valued by reference to, or providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The outstanding Partnership Interests and the limited or general partner interests represented thereby were duly authorized and are validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and except for the general partner interests), and, except as provided in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The General Partner is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and all of the Incentive Distribution Rights and such General Partner Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the Partnership Agreement.

(b)          None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

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(c)          Other than ownership of its Subsidiaries, or as described in Section 4.2(c) of the Partnership Disclosure Letter, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

Section 4.3           Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Partnership or the Partnership GP or the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, including the Merger, except for (a) any filings required or advisable under any applicable antitrust or competition Law, (b) the filing with the SEC of such reports under Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of a Schedule 13E-3, (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for the Partnership or the Partnership GP to perform their respective obligations under Section 6.4 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement or have a Partnership Material Adverse Effect.

Section 4.4           Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of the Partnership or Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Partnership or the Partnership GP, threatened against, or, to the Knowledge of the Partnership or the Partnership GP, any pending or threatened material governmental or regulatory investigation of, Partnership or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership or the Partnership GP, threatened to be imposed, against Partnership or any of its Subsidiaries.

Section 4.5           Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of January 26, 2017, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

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Section 4.6           Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.7           Disclosure Letter. On or prior to the date hereof, the Partnership and the Partnership GP have delivered to Parent a letter (the “Partnership Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Partnership Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in the Partnership Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Partnership Material Adverse Effect.

Section 4.8           No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any other express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and Partnership GP have not relied on and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

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Article V.

Representations and Warranties of Parent AND Merger Sub

As an inducement for the Partnership to enter into this Agreement, Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Partnership and the Partnership GP as follows:

Section 5.1           Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2           Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. All of the issued and outstanding shares of common stock of Parent are indirectly owned by Enbridge. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3           Ownership of Partnership Units. As of the date of this Agreement, EEP is the record owner of 1,335,056 Class A Common Units and the sole record owner of 22,610,056 Subordinated Units, which represent (i) all outstanding Subordinated Units and (ii) all Units held of record or beneficially by Parent or any of its Subsidiaries.

Section 5.4           Authority; Noncontravention.

(a)          Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent Board has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent, as sole member of Merger Sub, to cause Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, which resolutions of Parent have not been rescinded, modified or withdrawn in any way.

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(b)          The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

(c)          Simultaneously with the execution of this Agreement, EEP will have executed and delivered the EEP Support Agreement.

Section 5.5           Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of a Schedule 13E-3, (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

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Section 5.6           Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

Section 5.7           Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8           Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9           Brokers and Other Advisors. Except for Citigroup Global Markets, Inc., the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10         Available Funds. At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

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Section 5.11         Disclosure Letter. On or prior to the date hereof, Parent and Merger Sub have delivered to the Partnership and the Partnership GP the Parent Disclosure Letter setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Parent Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in the Parent Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect to Parent.

Section 5.12         No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

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Article VI.

Additional Covenants and Agreements

Section 6.1           Preparation of the Partnership Information Statement and Schedule 13E-3.

(a)          As promptly as practicable following the date of this Agreement, the Partnership and Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Information Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement, the Schedule 13E-3 or for additional information and each party shall supply the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, Parent and Merger Sub as provided by this Section 6.1) as promptly as reasonably practicable to, and use commercially reasonable efforts to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by the Partnership, Parent or Merger Sub, as applicable, without providing the Partnership, Parent or Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership, Parent or Merger Sub, as applicable, shall consider and implement in good faith.

(b)          Subject to Section 6.3, the Partnership shall, through the GP Board, recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”). The Partnership Information Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification of the Partnership Board Recommendation or the GP Conflicts Committee’s or the GP Board’s approval of this Agreement or the transactions contemplated hereby.

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Section 6.2           Conduct of Business. Except (i) as provided in this Agreement, (ii) as required by applicable Law, (iii) as provided in any Material Contract in effect as of the date of this Agreement, (iv) as provided in the Partnership Agreement or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of their respective Subsidiaries not to, and Parent shall not cause Partnership or Partnership GP to:

(a)          (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Partnership Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Partnership Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b)          other than the New Class A Common Units and annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement, if any) or any additional Rights, (ii) enter into any agreement with respect to the foregoing, in each case which would materially adversely affect its ability to consummate the transactions contemplated hereby, or (iii) except as expressly contemplated by this Agreement, issue, grant or amend any award under the Partnership Long-Term Incentive Plan;

(c)          (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Long-Term Incentive Plan;

(d)          (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(e)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e)          make or declare distributions to the holders of any Units or other equity interests in the Partnership, in each case other than in the ordinary course of business pursuant to Section 6.2(a) and Section 6.17;

(f)          amend the Partnership Agreement, as in effect on the date of this Agreement;

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(g)          enter into any Material Contract, except as would not have a Partnership Material Adverse Effect and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(h)          modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner which is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(i)           waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(j)           implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;

(k)          (i) change its fiscal year or any method of Tax accounting, (ii) make, change or revoke any material Tax election, (iii) settle or compromise any material liability for Taxes, (iv) file any material amended Tax Return or (v) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income Tax purposes, as a corporation;

(l)           other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany money pool arrangements, or (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness;

(m)          authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(n)          knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(o)          agree or commit to do anything prohibited by clauses (a) through (n) of this Section 6.2.

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Section 6.3           Partnership Adverse Recommendation Change.

(a)          The Partnership shall, and Partnership GP shall cause its, and the Partnership’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, require the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Neither the Partnership nor the Partnership GP shall, and the Partnership shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal, or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Class A Common Units within ten (10) Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions. Without limiting the foregoing, it is understood and agreed that (a) any violation of the foregoing restrictions by the Partnership’s Subsidiaries or Representatives acting by or on behalf of the Partnership will be deemed to be a breach of this Section 6.3 by the Partnership and (b) no act or failure to act by Parent or any of its Affiliates or Representatives shall be a violation or breach of this Section 6.3 by the Partnership or the Partnership GP. Notwithstanding the foregoing, but subject to the limitations in Sections 6.3(c) and (d), at any time prior to obtaining the Partnership Unitholder Approval, nothing contained in this Agreement shall prohibit the Partnership, the Partnership GP or any of their Representatives from furnishing or making available any information or data pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a material, knowing and intentional breach of this Section 6.3 (a “Receiving Party”), if, and only to the extent that (i) the GP Board after consultation with its outside legal counsel and financial advisor and the GP Conflicts Committee, determines in its good faith judgment (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be materially adverse to the interests of the Partnership Unaffiliated Unitholders or otherwise inconsistent with the GP Board’s duties under the Partnership Agreement or applicable Law and (ii) prior to furnishing or making available any such non-public information to such Receiving Party, the Partnership receives from such Receiving Party an executed Confidentiality Agreement.

(b)          Except as permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and their Representatives not to, directly or indirectly (i) take any action set forth in clause (iv) of Section 6.3(a) of this Agreement or (ii) fail to include the Partnership Board Recommendation in the Partnership Information Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

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(c)          Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(c), the GP Board, after consulting with the GP Conflicts Committee, may make a Partnership Adverse Recommendation Change if the GP Board determines in good faith (after consultation with its financial advisor and outside legal counsel and the GP Conflicts Committee) (i) that an Acquisition Proposal constitutes a Superior Proposal and (ii) that the failure to take such action would be materially adverse to the interests of the Partnership Unaffiliated Unitholders or otherwise inconsistent with the GP Board’s duties under the Partnership Agreement or applicable Law, provided, however, that the GP Board may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)          the GP Board has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (“Notice of Proposed Adverse Recommendation Change”). The Notice of Proposed Adverse Recommendation Change shall include, if applicable, the material terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal (it being understood and agreed that any material amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Adverse Recommendation Change and an additional five day period)(the period inclusive of all such days, the “Partnership Notice Period”);

(ii)         if applicable, Parent has been provided all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided); and

(iii)        during the Partnership Notice Period, the GP Board has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be materially adverse to the interests of the Partnership Unaffiliated Unitholders or otherwise inconsistent with the GP Board’s duties under the Partnership Agreement or applicable Law, provided, however, that the GP Board or GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make, or in the case of the GP Conflicts Committee, recommend, a Partnership Adverse Recommendation Change.

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(d)          In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

Section 6.4           Consummation of the Merger.

(a)          Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

(b)          Until the Effective Time or the earlier termination of this Agreement, Parent shall not, and shall not recommend, direct or cause EEP to (i) amend, modify, revoke or supplement the EEP Support Agreement, or (ii) directly or indirectly (A) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Units owned by EEP as of the date hereof, (B) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto other than, and that is inconsistent with, this Section 6.4(b), or (C) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clauses (A) or (B). In addition, Parent shall not at any time on or before the Effective Time or the earlier termination of this Agreement, directly or indirectly, by merger or otherwise, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, any equity or other ownership interest in EEP.

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(c)          Until the Effective Time or the earlier termination of this Agreement, Parent will not, and will not recommend or direct any of its Subsidiaries to, acquire record or beneficial ownership of any additional Units.

Section 6.5           Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6           Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7           Indemnification and Insurance.

(a)          From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, the Surviving Entity and the Partnership GP jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Surviving Entity and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

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(b)          The Surviving Entity shall maintain in effect for six years from the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.7(b), the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c)          The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP or any indemnification agreements. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Partnership GP shall assume the obligations of the Surviving Entity and the Partnership GP set forth in this Section 6.7.

Section 6.8          Fees and Expenses. Except as otherwise provided in Section 8.2, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the preparation, printing, filing and mailing of the Partnership Information Statement and Schedule 13E-3.

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Section 6.9         Section 16 Matters. Prior to the Effective Time, the Partnership and Partnership GP shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10       Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Class A Common Units from the NYSE and the termination of trading of the Class A Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Class A Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 6.11       GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12       Performance by the Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, its Affiliates or their respective Representatives.

Section 6.13        Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute on the transaction.

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Section 6.14        No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related hereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.15        Notification of Certain Matters. Each of the Partnership, the Partnership GP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect or (ii) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or could result in a Partnership Material Adverse Effect.

Section 6.16        Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.17        Distributions. The Partnership GP shall declare, and shall cause the Partnership to pay, the Partnership’s regular quarterly cash distribution to holders of the Class A Common Units with respect to the quarter ended December 31, 2016 in accordance with the Partnership Agreement (the “Fourth Quarter Distribution”); provided, however, that, subject to applicable Laws, the Fourth Quarter Distribution shall not be less than $0.3575 without the prior approval of the GP Conflicts Committee. The Partnership and Parent shall coordinate the timing of the Fourth Quarter Distribution so that the record date and payment date precedes the Effective Time so as to permit the payment of the Fourth Quarter Distribution.

Section 6.18        Tax Matters.

(a)          For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the parties agree to treat the Merger (a) with respect to the Partnership Unaffiliated Unitholders, as a taxable sale of their Class A Common Units to Parent and (b) with respect to Parent, as a purchase from the Partnership Unaffiliated Unitholders of such Class A Common Units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

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(b)          The parties expect that the Merger will not result in the Partnership being treated as terminated under Section 708(b)(1)(B) of the Code. The parties shall not (and shall cause their Affiliates not to) make any change in respect of the Partnership’s methods of allocating income or deductions for federal income Tax purposes that would adversely affect the Partnership Unaffiliated Unitholders, including a change to the method of allocation prescribed under Section 6.2(f) of the Partnership Agreement.

Article VII.

Conditions Precedent

Section 7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Unitholder Approval. The affirmative vote or consent in favor of the approval of this Agreement, including the Merger, of the holders of a Unit Majority (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b)          No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

Section 7.2          Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Partnership and the Partnership GP qualified as to materiality or Partnership Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b)          Performance of Obligations of the Partnership and Partnership GP. Each of the Partnership and the Partnership GP shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 7.3          Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

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(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub qualified as to materiality or Material Adverse Effect set forth herein shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)          Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)          No Partnership Material Adverse Effect. Since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred.

Section 7.4          Frustration of Closing Conditions.

(a)          Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)          Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

Article VIII.

Termination

Section 8.1          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)          by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Board, after consulting with the GP Conflicts Committee.

(b)          by either of the Partnership (duly authorized by the GP Board after consulting with the GP Conflicts Committee) or Parent:

(i)          if the Closing shall not have been consummated on or before June 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership if the failure to satisfy such condition was due to the failure of the Partnership or the Partnership GP to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing, (B) Parent if the failure to satisfy such condition was due to the failure of the Parent, Merger Sub or EEP to perform and comply in all material respects with the covenants and agreements contained in this Agreement or the EEP Support Agreement, as applicable, to be performed or complied with by it prior to the Closing or (C) the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

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(ii)         if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent, Merger Sub or EEP, to perform in all material respects any of its obligations under this Agreement or the EEP Support Agreement, as applicable; or.

(iii)        if a Partnership Adverse Recommendation Change shall have occurred.

(c)          by Parent:

(i)          if prior to obtaining the Partnership Unitholder Approval, if the Partnership is in willful breach of its obligations pursuant to the first two sentences of Section 6.1(b) or Section 6.3(a); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent, Merger Sub or EEP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the EEP Support Agreement, as applicable; or

(ii)         if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent, Merger Sub or EEP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the EEP Support Agreement, as applicable.

(d)          by the Partnership (duly authorized by the GP Board after consulting with the GP Conflicts Committee) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

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Section 8.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.16, Section 8.2 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided, however, that in the event of a party’s intentional and material breach of this Agreement or intentional fraud, then the other applicable party or parties shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership or their respective directors, officers and Affiliates if this Agreement is terminated by Parent or the Partnership pursuant to Section 8.1(b)(iii). Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership or their respective directors, officers and Affiliates have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Article IX.

Miscellaneous

Section 9.1          No Survival, Etc.. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.16 and Section 6.18 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2          Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after obtaining the Partnership Unitholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented without the prior approval of the GP Conflicts Committee; provided, further, that after obtaining the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee and such action shall not require approval of the holders of Class A Common Units.

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Section 9.3          Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by any other party hereto with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Board (after consulting with the GP Conflicts Committee). Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5          Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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Section 9.6           Entire Understanding; No Third-Party Beneficiarie. This Agreement and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) subject to Sections 3.1(d) and (f) and Section 3.4, the right of the holders of Class A Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Class A Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

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(b)          EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8          Specific Performance. Each of the parties agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9          Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Enbridge Energy Company, Inc.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Mark Boyce

Facsimile: 713-821-2229

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Brett E. Braden

Email: brett.braden@lw.com

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and

Enbridge Energy Partners, L.P.

c/o Enbridge Energy Management, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Lisa Wilson

Facsimile: 713-821-2229

Email: lisa.wilson@enbridge.com

and

EEP GP Delegate Conflicts Committee

c/o Enbridge Energy Management, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chairman of the Conflicts Committee

Facsimile: 713-821-2229

and

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Michael Telle

Email: mtelle@velaw.com

If to the Partnership or the Partnership GP, to:

Midcoast Energy Partners, L.P.

c/o Midcoast Holdings, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chris Kaitson

Facsimile: 713-821-2229

Email: chris.kaitson@enbridge.com

with copies (which shall not constitute notice) to:

GP Conflicts Committee

c/o Midcoast Holdings, L.L.C.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Attention: Chairman of the Conflicts Committee

Facsimile: 713-821-2229

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and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Will Anderson

Email: will.anderson@bracewelllaw.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five Business Days after dispatch by certified or registered mail.

Section 9.10        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11        Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the parties to this Agreement and the EEP Support Agreement for breaches of the representations, warranties, covenants and agreements contained in this Agreement and the EEP Support Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ NOOR S. KAISSI
Name:	Noor S. Kaissi
Title:	Controller

MERGER SUB:

ENBRIDGE HOLDINGS (LEATHER) L.L.C.

By:	/s/ NOOR S. KAISSI
Name:	Noor S. Kaissi
Title:	Controller

[Signature Page to Merger Agreement]

PARTNERSHIP:

MIDCOAST ENERGY PARTNERS L.P.

By: Midcoast Holding, L.L.C., its general partner

By:	/s/ C. GREGORY HARPER
Name:	C. Gregory Harper
Title:	President

PARTNERSHIP GP:

Midcoast Holdings, L.L.C.

By:	/s/ C. GREGORY HARPER
Name:	C. Gregory Harper
Title:	President

[Signature Page to Merger Agreement]